EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

Online Vacation Center, Inc., a Florida corporation

Phoenix International Publishing, LLC, a Delaware corporation

Thoroughbred Travel, LLC, an Alabama corporation

La Fern, Inc. d/b/a Leisure Link International, a Florida corporation